Exhibit 99.1
CareTrust REIT Appoints Diana Laing to Board of Directors

SAN CLEMENTE, Calif., January 17, 2019 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (Nasdaq:CTRE) today announced the appointment of Diana M. Laing, recently-retired Chief Financial Officer of single-family housing REIT American Homes 4 Rent, to its board of directors. Ms. Laing will fill the remaining term of former director David Lindahl, who resigned in November 2018 to pursue other interests.
“We are very pleased to have Diana join our board, and look forward to working with her,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. “Diana brings a wealth of experience in the real estate sector, as well as a premier financial and accounting background that will be immediately accretive to our board’s collective expertise,” he added.
As Chief Financial Officer of American Homes 4 Rent, Ms. Laing’s responsibilities included capital markets, investor relations, accounting and financial reporting, and information technology. Prior to her position at AMH, Ms. Laing was the Chief Financial Officer and Corporate Secretary for Thomas Properties Group from 2004 to 2013, and Principal and Chief Financial Officer at New Pacific Realty from 2001 to 2003. She also held the role of Chief Financial Officer at Arden Realty from 1996 to 2000 and at Southwest Property Trust from 1986 to 1996, having held the role of Controller and Treasurer prior to that. Ms. Laing started her career as an auditor at Arthur Andersen & Company in Dallas, TX and earned a bachelor's degree in accounting from Oklahoma State University.
Ms. Laing currently serves as an independent director on the boards of The Macerich Company and Spirit Realty Capital, Inc.
With the appointment of Ms. Laing, CareTrust's board consists of five members, including Mr. Stapley, CareTrust’s executive chairman and cofounder and former executive vice president of The Ensign Group, Inc.; Jon D. Kline, founder and chief executive officer of Clearview Hotel Capital, L.L.C. and former president and chief financial officer of Sunstone Hotel Investors, Inc.; Allen C. Barbieri, former chairman and chief executive officer of Biosynthetic Technologies, L.L.C. and former president and chief executive officer of Pacific National Bank; and Spencer G. Plumb, president and chief executive officer of Sabin Holdings, L.L.C. and cofounder and former president and chief operating officer of Excel Trust, Inc.
About CareTrust REITTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 194 net-leased healthcare properties and three operated seniors housing properties in 27 states, CareTrust REIT is pursuing opportunities across the nation to acquire properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com